Fujian Yintai Tourism Co. Ltd
By Laws

Article I  General Rules

Section 1.  Pursuant to the laws of the People’s Republic of China (“PRC”) and its laws, Fujian Yida Holding Co. incorporated a subsidiary corporation, Fujian Yintai Tourism Co. Ltd (the “Company”), and its rules and regulations are hereby set as follows.

Section 2.  Any conflict of interest of laws between these by-laws and the laws of the PRC are regulated and controlled according to the regulations of the registered corporation and the PRC.

Article II  Name of Company and Residence

Section 3.  Company Name: Fujian Yintai Tourism Co. Ltd
Section 4.  Residence: Wing Tai County

Article III  Nature of Business

Section 5.  Nature of business: Tourist consulting services.  (The nature of business is to engage in any lawful act or activity for which corporations may be organized according to the regulations listed on the Particulars of Incorporation of the registered Corporation.

Section 6.  If the Company changes the nature of business, the company has to change its by-laws and has to report to the license authority to change its registration. The nature of business is a matter of law, executive regulations are regulated by the State Affairs Department, all changes have to be approved by the authority.

Article IV  Company Business Capital

Section 7.  The Company’s registered capital is 5,000,000 Yuan. The capital is the investment by all shareholders. The shareholders are responsible for the money they invested in the company.

Section 8.  When the company changes its financial capital contribution amount, the company has to submit all necessary documents to the authority and file for change of capital amount.

        If the company wants to increase its capital, the shareholders have to provide the new increased capital amount. According to Company law of the Corporation, the amount to be invested is regulated by the Certificate of Incorporation.

        If the company uses the Common Reserve Fund to increase its registered capital investment, the remaining portion of the Common Reserve Fund cannot be less than 25% of the original registered capital prior to the increased amount.

        When the company reduces its registered capital, the company can file for the change 45 days after the company becomes public.  The company has to submit any newspaper articles regarding capital reduction and all necessary documentation to prove that the company is cleared from debt settlement and information if the company has secured any loan.

        The reduced capital cannot be lower than the minimum capital requirement.

Section 9.  The company’s actual capital contribution is 5,000,000 Yuan.  This is the actual amount contributed by all shareholders and has been legally registered as the actual amount of shares.

        When company needs to change the actual collected capital, the company has to provide legal documentation from the Capital Verification Agency. The company has to comply with the particulars listed by the company’s by-laws on investment schedule, investment method and payment method.  The company has to do this within 30 days from the date of the registration to request the change of the capital.

Section 10.  The shareholders are entitled to receive dividends according to the ratio of the actual investment. If the company increases capital, the shareholders are entitled to receive dividends according to the increased amount.

Section 11.  If the company changes its registered capital, the collected capital and other registered particulars, the company has to send the request to the original company to request for the change of registration.

        Under no circumstances can anyone change the record without the approval of the authorized authority.

Article V    Names of Shareholders or Names, Investment Amount,   Investment Method and Duration of Investment

Section 12.  Names of shareholders are as follows:

Names of shareholders:	Fujian Yida Tourist Holding Development Co.
Address	Fujian Province, Tai Ning County , Wor Ping Street
Apt #1, 4thFloor
Identification (or document) # Sole Proprietorship #: 000247

Section 13.  Shareholders Investment amount, payment method and duration of payment are as follows:

Shareholders of Fujian Yida Tourist Holding Development Ltd. Co: Capital amount is 5,000,000 Yuan which values to $100% of the registered capital. Payment has made prior to March 20, 2008.

Section 14.  After the company is established, the Company shall provide proofs of investment to all shareholders, including the names of shareholders in company record, record book to record names of all shareholders and execute powers according to the power of the shareholders.

After the company is established, shareholders cannot refuse to pay the investment pledges.

Section 15.  If any first time shareholders make the investment according to the regulations of the law, the shareholders will appoint a representative (or a mutual representative) to request for registration.

Article VI    Organization, Responsibilities and Regulations

Section 16.  Shareholders Committee is formed by all shareholders.  The Committee is the executive branch of the organization and has the following responsibilities:

1. Determine the company’s business strategy and investment plan;
2. Voting and changing non-labor representatives to be appointed as the Executive Board and Director and to determine the compensation of the Executive Board and the  Director;
3. Approve the report of the Executive Board;
4. Approve the report of the Directors;
5. Approve the annual budget report and proposed budget analysis of the organization;
6. Approve the dividend distribution, if any, and compensation policy;
7. Determine if the company should increase or decrease its registered capital;
8. Determine the public share percentage of the organization;
9. Determine the merger, dissolution or changing operation of the corporation
10. Amend the company’s bylaws, if necessary;
11. Appoint or terminate director of the company; and
12. Other duties as applicable.

If the responsibilities listed above are agreed by all shareholders with written approvals, it is not necessary to hold a shareholders’ meeting.  Shareholders can sign and stamp on the decision paper to approve the decision is final.

Section 17.  First general meeting of the shareholders meeting will be chaired and convened by the shareholder who has the largest percentage ownership of shares of the company.

Section 18.  The voting rights of shareholders are determined by the fraction of their stock ownership in the company.

Section 19.  There are general shareholders meeting and temporary shareholders meetings.

The general meeting should be held according to the date and time specified. Shareholders, Executive Board, Directors who represent over 10% voting rights of the shares can recommend and hold a temporary shareholders meeting.

An official meeting notification should be sent fifteen (15) days before the general shareholders meeting.

At all shareholders meetings the Executive Director is required to keep written records of all decisions. Shareholders who are present at the meeting should sign (or put stamp) on the minutes.

Section 20.  Shareholders meeting should be chaired and convened by the Executive Director.

If the Executive Director cannot perform its duty to call and convene shareholders meetings, the Director will take over the duty.  If the Director cannot carry out the duty, shareholders who represent more than 10 % of the voting rights can complete the same responsibility to call and chair the meeting.

Section 21.  Decision to approve modification of bylaws, increase or decrease  registered capital, and undertake any mergers, split, dissolution or convert corporate structure has to be approval by 2/3 of the shareholders who have voting rights.

Section 22.  There is no Board of Directors but there is one Executive Director.  The Executive Director is voted at the shareholders’ meeting.  The term of office is for three (3) years. When the term expires, the Executive Director can be re-appointed.

Section 23.  The Executive Director is responsible to the shareholders and the duties of the Executive Director are as follows:

1. Responsible for convening shareholders’ meetings and giving reports at shareholders’ meetings;
2. Approving any decision voted on at the shareholders’ meeting;
3. Implement the business plan and investment strategy of the company;
4. Prepare the annual budget analysis and balance sheet for approval at the shareholders’ meeting;
5. Implement distribution of dividends and do not pay dividends if the company doesn’t have any profits;
6. Implement regulations for increasing or decreasing company’s registered capital and shares for Initial Public Offering (IPO);
7. Implement regulations on mergers, split, dissolution or changing structure of the company;
8. Determine the internal administrative structure of the company;
9. Decision to hire or fire the manager and the compensation packet. According to the recommendation of the manager, to hire or fire the assistant Manager, Fiscal representative and the compensation packet;
10. Implement policies on internal control; and
11. Other duties as assigned

Section 24.  Establish the position of a Manager and appoint or fire the Manager based on the vote of the shareholders.

Section 25.  The Manager is responsible for the shareholders, and has the following duties:

1. Responsible for the operation of the company;
2. Establish annual strategic plan and investment policy;
3. Implement policies on internal control;
4. Implement policies on basic operation of the company;
5. Implement detail policies of the company;
6. Responsible for the hiring and firing of the deputy manager and fiscal representative;
7. Decision on the hiring and firing unless the duties are the responsibility of the Executive Director; and
8. Other duties as assigned.

Section 26.  There will not be a Committee of Supervisors to establish a Supervisor position.  The Supervisor shall be voted by shareholders.

The Executive Director and Senior Administrative Staff cannot be appointed as Supervisors.

The term of office for the Supervisor is three (3) years.  When the term expires, the Supervisor can be re-appointed.

Section 27.  The Supervisor has the following duties:

1. Examine the financial statements of the company;
2. Oversee the functions of the Executive Director and Senior Administrative officers.  If  the Executive Director, Senior Administrative Officers are not complying with the law and the executive duties of the company, the Supervisor can request recommendation for dismissal;
3. When the Executive Director and Senior Administrative Officers act to destroy the benefit of the company, the Supervisor can request the Executive Director, Senior Administrative Officers to correct their actions;
4. Acting on behalf of the Executive Director when the Executive Director is not performing its duties, to call and convene a shareholders’ meeting;
5. Propose recommendation to board of directors;
6. Pursuant to (Law of Incorporation) #152, the Supervisor can act to prosecute the Executive Director and the Senior Administrative Officer; and
7. Other duties as assigned.

Section 28.  Any expenses accrued by the Supervisor will be the responsibility of the company.

Article VII    Company’s Legal Representative

Section 29.  The Executive Director is a registered body and the legal representative of the company.  The Executive Director represents the company and is authorized to sign all necessary documents.  The term of office for the Legal Representative is three (3) years and is voted upon by the shareholders.  When the term expires, the Legal Representative can be re-appointed.

Section 30.  If there is a change of representation, a notification of change must be filed within 30 days after the change occurs.

Article VIII    Shareholders Meeting and Description of Agenda

Section 31.  Shareholders can transfer their shares or part of their shares among themselves.

When shareholders transfer shares to a third party, they have to obtain consent from half of the shareholders.  Shareholders should send a written notification to all shareholders about share transfer to get consent to the other shareholders.  From the date when the remaining shareholders receive the written notification to 30 days, if no reply is given, it will be presumed that the non-responding shareholder gives consent to the share transfer.  If over half of the shareholders do not agree to the share transfer, the disagreeing shareholders have to explain reasons for the disagreement.  If they don’t act on this, it is assumed that they give consent to the share transfer.

If the shareholders in a company are concerned to ensure that a third party may not acquire the shares without their consent, then they have the right to preempt share transfers and purchase the shares from the selling shareholder.  If two or more than two shareholders give consent to pre-emption on share transfers, they should negotiate the ratio on the pre-emption.  If agreement fails between shareholders, the pre-emption should be made according to the ratio of the shares in the company.

Section 32.  After shareholders have legally transferred the shares,  corporation has to make amendments of the bylaws,  names of the shareholders and the numbers of  shares they owed.  The amendment of corporation bylaws doesn’t need approval of the Board of Directors.

Section 33.  The term of business is for 50 years.  Operation commences on the date of the issuance of the license.

When the company operation term expires, the company can amend its bylaws to continue business operation

If the company extends its terms of operation, it has to file for extension.

Section 34.  Reasons to dissolve the company:

1. Terms of operation expires according to the company bylaws
2. Shareholders decided to dissolve
3. In the event of a merger or corporate split that the company has to be dissolved.
4. By court order that the company’s license is revoked.  The company is ordered to shut down or dissolve business.
5. According to the law of People’s Republic of China (Company Law) that the company is ordered to shut down.
6. Other reasons.  Pursuant to the aforesaid Articles (1), (2), (4) and (5) that the company is required to cease its business.

From the date that the company is going to cease business to the 15th day, the company’s business will pass to the hands of the liquidator.  The team of liquidator is formed by the shareholders.

Section 35.  Company Ceases Operations.  According to the law, ten days after the liquidation team is formed, the names of the liquidation team and person in charge have to be filed with the corporation Register.

Section 36.  The liquidator has to inform all creditors ten (10) days after the company closes down.  After 60 days, the declaration must be advertised in the daily newspaper.

During the process of reporting liquidation, the liquidator cannot pay any creditor or any of its debts.

Section 37.  In the event of a liquidation, the company will continue to operate until all of its assets are liquidated.  If the company’s assets are not liquidated, the asset cannot be distributed to the shareholders.

When the liquidation is finished, the liquidator should provide a report to the Board of Directors (or People’s Court) about the company’s assets.  In addition, thirty (30) days after the company closes down, it has to file a termination of business with the original register to terminate the license.  The company will terminate the business forever.

Article IX    Appendix

Section 38.    If the company needs to be a sponsor of another corporation or investment entity, the decision has to be made at the discretion of the Shareholders Committee (or the Executive Director).

If the company has to be a sponsor of a shareholder or any influential person, the decision has to be made at the discretion of the shareholder committee.

Aforesaid that the shareholders or any influential person of a shareholder should have no voting rights.  The decision should be agreed by over half of the shareholders who have voting rights.

Section 39.    Corporation registration is based on the Register Department

Section 40.    Any policies not listed in this bylaws, shall be governed by the applicable state law according to the respective regulation.

Section 41.    These bylaws are executed by all shareholders and effective on the date when the company is established.

Section 42.    These bylaws are one set of four copies.  Shareholders maintain a copy.  The company maintains a copy.  Another copy is filed with the Registration Authority.

All shareholders signed, stamp:

March 10, 2008